EXHIBIT 99

   NEW YORK, Jan. 28 -- Carver Bancorp, Inc., (Amex: CNY) ("Carver") the holding company for Carver Federal Savings Bank, announced today that its bank subsidiary has entered into a definitive agreement to sell its Roosevelt Office ("Branch") to City National Bank of New Jersey ("City National Bank"). The branch is located in Nassau County, New York, and has deposits of approximately $10.0 million.

     Thomas L. Clark, Jr., President and Chief Executive Officer of Carver commented, "In reviewing our branching strategy, we deemed the sale of the Roosevelt Office to be mutually beneficial to Carver, City National Bank, and the Roosevelt community. We are pleased that the banking customers located in Roosevelt will be afforded additional attention and the commercial banking products of City National Bank." Mr. Clark added, "We reviewed several options and we feel City National Bank will provide the quality of service that we want our customers to receive."

     Louis E. Prezeau, President and Chief Executive Officer of City National Bank commented, "City National Bank is eager to serve the ethnically diverse community of Roosevelt. This transaction with Carver solidifies our mutual long-standing relationship and will augment our joint participation in various loans to churches and business in New York." Mr. Prezeau added, "This transaction offers City National Bank the opportunity to enter the New York market and to offer the kind of specialized service that we provide to the urban communities of New Jersey."

        Pending regulatory approvals, the transaction is expected to close by March 31, 1998. At the consummation of the transaction, Carver will have over $400.0 million in assets and operate six full service banking locations in the New York City boroughs of: Brooklyn, Queens, and Manhattan. At the close of the transaction, City National Bank headquartered in Newark, New Jersey, will have four banking locations and operate both in New Jersey and New York.

       SOURCE  Carver Bancorp, Inc.
           /CONTACT: Walter T. Bond, Acting Chief Financial Officer of Carver Federal Savings Bank, 212-876-4747, ext. 146; or Edward R. Wright, Chief Financial Officer of City National Bank, 973-624-0865, ext. 644/
           (CNY)